Exhibit 99	CONTACT:	Mark J. Plush Vice President and Chief Financial Officer

Keithley Instruments, Inc.
28775 Aurora Road
Cleveland, Ohio 44139-1891
440-248-0400 • Fax: 440-248-6168
http://www.keithley.com

FOR IMMEDIATE RELEASE

KEITHLEY INSTRUMENTS REPORTS 15 PERCENT SALES GROWTH FOR
FISCAL 2007 FIRST QUARTER

Cleveland, Ohio — January 25, 2007 — Keithley Instruments, Inc. (NYSE:KEI), a leader in solutions for emerging measurement needs, today announced results for its fiscal 2007 first quarter ended December 31, 2006.

First Quarter Fiscal 2007 Results

Net sales of $41.0 million for the first quarter of fiscal 2007 increased $5.2 million, or 15 percent, over net sales of $35.8 million in last year’s first quarter. A weaker U.S. dollar caused approximately a two percentage point increase in sales compared to the prior year. Sequentially, sales were flat compared to the fourth quarter of fiscal 2006. The Company reported net income for the first quarter of fiscal 2007 of $3.1 million, or $0.19 per share compared to net income of $1.9 million, or $0.12 per share for the first quarter of fiscal 2006, a 60 percent increase. Unfavorably impacting the first quarter results of fiscal 2007 were expenses of approximately $0.7 million after-tax, or $0.04 per share, for costs associated with the stock option investigation and litigation. Also recorded in the first quarter of fiscal 2007 was a favorable discrete tax adjustment of $0.9 million, or $0.05 per share, associated with the retroactive application of research tax credits that expired on December 31, 2005. The effective tax rate for the first quarter of fiscal 2007 was less than one percent. However, excluding the aforementioned $0.9 million favorable tax adjustment, the effective tax rate would have been 28.0 percent for the quarter, which compares to a 26.5 percent rate for the first quarter of fiscal 2006.

Orders of $36.9 million for the first quarter increased nine percent from last year’s first quarter orders of $33.8 million. Geographically, orders decreased four percent in the Americas, increased 49 percent in Asia, and decreased 15 percent in Europe when compared to the prior year. Orders from the Company’s semiconductor customers were flat, orders from wireless communications customers increased approximately 20 percent, orders from precision electronic component/subassembly manufacturers increased approximately ten percent, and research and education customer orders increased approximately 15 percent compared to the prior year’s first quarter. For the first quarter, semiconductor orders comprised approximately 30 percent of the total, wireless communications orders were approximately 15 percent, precision electronic component/subassembly manufacturers orders were approximately 25 percent, and research and education made up about 20 percent. Sequentially, orders were flat as compared to the fourth quarter of fiscal 2006. Order backlog decreased $4.9 million during the quarter to $12.3 million at December 31, 2006.

“We were pleased with our year-over-year first quarter growth in both sales and earnings for the first quarter of fiscal 2007,” stated Joseph P. Keithley, the Company’s Chairman, President and Chief Executive Officer. “During the quarter, we introduced several new products and software updates that add complementary capability to our offering. These products provide our customers with critical tools to serve their R&D and production application needs. With the announcement of our new product line based on the PXI platform, we are now able to provide customers who build hybrid systems, based on multiple platforms, a unique solution for accomplishing their testing needs. We also now offer a family of RF products that include the Model 2810 RF Vector Signal Analyzer with spectrum analyzer capabilities and the Model 2910 RF Vector Signal Generator, both of which were honored this month by Electronic Products Magazine for their ‘Product of the Year’ award.”

The Company generated $4.3 million in cash from operations during the quarter. Cash and short-term investments increased by $2.6 million to $49.3 million at December 31, 2006. Total debt was $0.6 million at December 31, 2006. Inventory of $15.3 million increased $0.7 million from September 30, 2006. Turns were 4.6 at December 31, 2006, versus 3.9 a year ago, and were the same as September 30, 2006. Trade receivables were $23.7 million, down $2.5 million from September 30, 2006. Days sales outstanding were 52 at December 31, 2006, versus 46 a year ago, and 53 at September 30, 2006.

Operations Outlook

“Our ability to grow revenue is tied to our ability to offer interrelated products with differentiated value that solve our customers’ most compelling test challenges, coupled with our success in penetrating key accounts with our globally deployed sales and service team,” stated Keithley. “We continue to believe that our strategy of pursuing a focused set of applications will allow us to grow faster than the overall test and measurement industry. We are encouraged by the new products that we have introduced during the past year and plan to introduce during 2007, enabled by our higher level of product development spending.”

Based upon current expectations, the Company is estimating sales for the second quarter of fiscal 2007, which will end March 31, 2007, to range between $37 and $41 million. Pre-tax earnings are expected to be in the single digits as a percentage of net sales. The Company expects new product development costs to increase during the second quarter of fiscal 2007 to levels slightly higher than those experienced during the fourth quarter of fiscal 2006. The Company expects the effective tax rate for the remainder of fiscal 2007 to be in the upper 20 percent range.

Forward Looking Statements

Statements in the “Operations Outlook” section of this release, which relate to orders, sales, earnings, and product development spending that are not historical statements are “forward-looking statements”, as defined in the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. Actual results may differ materially from the results stated or implied in the forward-looking statements as a result of a number of factors that include, but are not limited to: worldwide economic conditions; business conditions in the semiconductor, wireless, precision electronics and other segments of the worldwide electronics industry; the timing of large orders from customers or canceling orders in backlog; changes in product and sales mix, and the related effects on gross margins; the Company’s ability to develop new products in a timely fashion and gain market acceptance of those products to remain competitive and gain market share; the Company’s ability to work with third parties; competitive factors, including pricing pressures, loss of key employees, technological developments and new products offered by competitors; the Company’s ability to fine-tune its lean manufacturing system to lower costs without incurring significant disruptions in production; the Company’s ability to implement and effectively manage IT system enhancements without interruption to its business processes; the potential volatility on earnings as a result of the accounting for performance share awards; changes in effective tax rates due to tax law changes, changes in tax planning strategies, changes in deferred tax assets, or changes in levels of pretax earnings; foreign currency fluctuations which could affect worldwide operations; costs and other effects of domestic and foreign legal, regulatory and administrative proceedings; the availability of parts and supplies from third-party suppliers on a timely basis and at reasonable prices; and matters arising out of or related to the Company’s stock option grants and procedures and related matters, including the outcome of the inquiry commenced by the SEC, the possibility that the SEC may disagree with the Special Committee’s findings and may require a restatement of the Company’s financial statements or additional or different remediation, any other proceedings which may be brought against the Company by the SEC or other governmental agencies, the outcome of the shareholder derivative actions filed against certain of the Company’s officers and directors, and the possibility of other private litigation relating to such stock option grants and related matters. Further information on factors that could cause actual results to differ from those anticipated is included in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q which are filed with the Securities and Exchange Commission. In light of these uncertainties, the inclusion of forward-looking information should not be regarded as a representation by the Company that its plans or objectives will be achieved. Further, the Company is not obligating itself to revise forward-looking statements contained herein to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Conference Call on the Web

On Thursday, January 25, 2007, at 10 a.m. Eastern Time, interested parties may listen to the Keithley Instruments quarterly conference call live on the Web by registering on the investor relations portion of the Company’s website at www.keithley.com. Interested parties may also listen to a replay of the quarterly conference call by visiting the website. The replay will be available for approximately 60 days.

About Keithley Instruments, Inc.

With more than 60 years of measurement expertise, Keithley Instruments has become a world leader in advanced electrical test instruments and systems from DC to RF (radio frequency). Our products solve emerging measurement needs in production testing, process monitoring, product development, and research. Our customers are scientists and engineers in the worldwide electronics industry involved with advanced materials research, semiconductor device development and fabrication, and the production of end products such as portable wireless devices. The value we provide them is a combination of precision measurement technology and a rich understanding of their applications to improve the quality of their products and reduce their cost of test.

KEITHLEY INSTRUMENTS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands of Dollars Except for Per Share Data)
(Unaudited)

	FOR THE THREE MONTHS
	ENDED DECEMBER 31,
	2006		2005
NET SALES	$41,026	100.0%	$35,790	100.0%
Cost of goods sold	16,112	39.3	13,587	38.0

Gross profit	24,914	60.7	22,203	62.0
Selling, general and administrative expenses	16,643	40.6	15,003	41.9
Product development expenses	5,746	14.0	5,015	14.0

Operating income	2,525	6.1	2,185	6.1
Investment income	578	1.4	440	1.2
Interest expense	(18)	(0.0)	(4)	(0.0)

Income before income taxes	3,085	7.5	2,621	7.3
Income tax expense	10	0.0	695	1.9

NET INCOME	$3,075	7.5%	$1,926	5.4%

Basic earnings per share	$0.19		$0.12

Diluted earnings per share	$0.19		$0.12

Cash dividends per Common Share	$.0375		$.0375

Cash dividends per Class B Common Share	$.0300		$.0300

Weighted average number of shares outstanding – Diluted (000)	16,345		16,643

KEITHLEY INSTRUMENTS, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands of Dollars)
(Unaudited)

	December 31, 2006	September 30, 2006
ASSETS

Current assets:
Cash and cash equivalents	$13,564	$10,501
Short-term investments	35,764	36,203
Refundable income taxes	331	583
Accounts receivable and other, net of allowances	24,216	26,836
Inventory	15,311	14,647
Other current assets	6,573	5,870

Total current assets	95,759	94,640
Property, plant and equipment, net	14,496	14,425
Other assets	40,580	39,827

Total assets	$150,835	$148,892

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Short-term debt	$609	$872
Accounts payable	8,106	8,033
Other current liabilities	12,106	13,692

Total current liabilities	20,821	22,597
Long-term debt	—	—
Other long-term liabilities	10,410	9,792
Shareholders’ equity	119,604	116,503

Total liabilities and shareholders’ equity	$150,835	$148,892